Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

June 1, 2010 and the Prospectus dated March 25, 2010

Registration No. 333-164253

June 2, 2010

Penn Virginia GP Holdings, L.P.

This free writing prospectus is qualified in its entirety by reference to the Preliminary Prospectus Supplement. The information in this free writing prospectus supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

The information under the captions “The U.S. Congress is considering legislation that would cause income earned with respect to certain types of partnership interests to be subject to federal income tax in the same manner as fees received for services and such proposed legislation could apply with respect to allocations of income on and dispositions of our common units and could result in our unitholders being liable for increased taxes” that appears on page S-6 of the Preliminary Prospectus Supplement and “Proposed Carried Interest Legislation” that appears on page S-10 of the Preliminary Prospectus Supplement is replaced in its entirety to read as follows:

The U.S. House of Representatives has passed, and the Senate is considering, legislation that would cause income earned with respect to certain types of partnership interests to be subject to federal income tax as ordinary income (and potentially subject to self-employment taxes to individual service providers). Because of the nature of our ownership interests in Penn Virginia Resource Partners, L.P., the proposed legislation would likely apply with respect to certain allocations of income on and dispositions of our common units and would likely result in our unitholders being liable for increased taxes. Under the proposed legislation, an exception may apply, and therefore the new legislation may not apply, with respect to certain dispositions of partnership interests. Based on a recently published interpretation by the Joint Committee on Taxation of the U.S. Congress, however, we have been advised that this exception would not apply generally to dispositions of our common units. In summary, in the event the legislation were passed in its current form, our common unitholders would recognize ordinary taxable income (rather than capital gain) with respect to a substantial portion of the income allocated on our common units and, under the Joint Committee’s interpretation, with respect to a substantial portion of the income they recognize on disposition of our common units. We are unable to predict whether any of these changes or the exception for certain dispositions will ultimately be enacted or apply to our common unitholders. Any such changes could negatively impact the value of an investment in our common units.

Other information presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the information contained herein.

FREE WRITING PROSPECTUS LEGEND

Penn Virginia GP Holdings, L.P. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that Penn Virginia GP Holdings, L.P. has filed with the SEC for more complete information about Penn Virginia GP Holdings, L.P. and this offering. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Alternatively, Penn Virginia GP Holdings, L.P., the underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital, c/o Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, NY 11717, by calling toll-free (888) 603-5847 or by email at barclaysprospectus@broadridge.com.

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